                                  Exhibit 11

                      Computation of Net Income Per Share



                                             Year Ended December 31, 1996              Year Ended December 31, 1997
                                             ----------------------------              ----------------------------
Net loss                                                   (3,314,094)                               (8,316,597)
Weighted average number of
common shares outstanding                                   3,739,236                                 7,218,801
Net loss per common shares
outstanding                                               $      (.89)                              $     (1.15)


*In 1997 the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" for all applicable periods presented in the accompanying financial statements. See Note 3 to the Company's financial statements included herein.